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                                                                    EXHIBIT 99.1

For further information, please contact:

At BENCHMARQ:                       At Unitrode:
-----------------                   ------------
Patty Smith                         S. Kelley MacDonald, Vice President Manager,
Corporate Communications            Corporate Communications,
BENCHMARQ Microelectronics, Inc.    Unitrode Corporation,
17919 Waterview Parkway             7 Continental Boulevard
Dallas, TX 75252                    Merrimack, NH  03054
(972)-437-9195                      (603) 429-8767
e-mail:patty_smith@benchmarq.com    e-mail: macdonald@unitrode.com

           UNITRODE AND BENCHMARQ ANNOUNCE AMENDED MERGER AGREEMENT;
           ---------------------------------------------------------
                        EXCHANGE RATIO SET AT ONE-TO-ONE
                        --------------------------------

Merrimack, NH (June 24 , 1998) -- Unitrode Corporation (NYSE--UTR) and BENCHMARQ Microelectronics, Inc. (NASDAQ--BMRQ) jointly announced today that their respective boards of directors have unanimously approved an amended merger agreement. Under the terms of the revised agreement BENCHMARQ stockholders will receive one share of Unitrode Common Stock for each share of BENCHMARQ Common Stock outstanding, with this exchange ratio not subject to further adjustment. Based on the June 23, 1998 closing price of Unitrode Common Stock on the New York Stock Exchange and the current number of shares outstanding, the transaction is valued at approximately $80.9 million. Other than the addition of certain termination fees payable to BENCHMARQ by Unitrode under the terms of the revised agreement, the other material financial terms of the previously negotiated agreement remain in force.

Both companies will convene and then adjourn the previously scheduled stockholder meetings on June 29, 1998 to a date to be announced. The record dates for each company's meeting will remain the same as those governing the June 29, 1998 meetings. The companies will file an amended joint proxy statement/prospectus with the Securities and Exchange Commission as soon
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as possible. Following SEC clearance, stockholders will receive revised proxy materials which will replace those mailed earlier.

Robert J. Richardson, currently president and chief executive officer of Unitrode, who will become Chairman and Chief Executive Officer of the combined company, commented, "We are pleased to announce that the two companies have reached this new agreement, and the strategic advantages of the merger remain very compelling. Portable power is forecast to be one of the most rapidly growing segments of the power management market. The design strengths, sales presence, marketing capabilities, and the manufacturing resources are complementary. The combined product lines of each company should create an unbeatable leader in this area."

Alan R. Schuele, currently President and Chief Executive Officer of BENCHMARQ, who will assume the position of President and Chief Operating Officer, said, "We are pleased that this new agreement preserves the strategic plans under development for the combined company. The opportunity for BENCHMARQ to serve broader and more stable markets with its precision mixed-signal products should enhance the Company's value to stockholders, customers, and employees alike."


Unitrode Corporation designs and manufactures analog/linear and mixed-signal integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

BENCHMARQ Microelectronics, Inc. designs and manufactures battery management ICs and modules and nonvolatile product, which include RTC ICs and modules, and NVSRAM modules
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and nonvolatile controller ICs and modules. BENCHMARQ markets its products world wide through a network of distributors and independent manufacturers' representatives.

Regarding BENCHMARQ Microelectronics, Inc:
------------------------------------------

  The statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and various factors may impact upon such statements, including, without limitation, (i) certain of the risks detailed from time-to-time in the Company's filings with the SEC, including, without limitation, its: prospectus, dated December 1, 1995, as supplemented on December 21, 1995; Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998; (ii) inability of the Company to satisfy its production/delivery obligations due to disruption of production; (iii) inability to obtain raw materials; (iv) cancellation of orders by customers; (v) changes in the credit worthiness of customers; (vi) political and/or economic disruption in the markets for the Company's products; (vii) changes in demand for the Company's products; (viii) changes in pricing for the Company's products; (ix) obsolescence of the Company's products; (x) expenses related to legal disputes and adverse legal rulings in such disputes; (xi) inability of the Company to timely complete the development of certain of its products; (xii) inability of the Company to manage its effective income tax rate; (xiii) inability to realize the anticipated benefits of the proposed merger; (xiv) disruption of the Company's business resulting from the proposed merger; (xv) failure of the proposed merger with Unitrode to be consummated and (xvi) continued softness in the semiconductor industry. Statements contained herein are made as of the date hereof and the Company assumes no responsibility for updating such information.

Regarding Unitrode Corporation:
-------------------------------
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Statements in this news release are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters set forth in this release are forward-looking and involve risk and uncertainty, including such factors, among others, the ability to book and ship within the quarter, the demand for semiconductors generally and the specific demand for the Company's products, production capacity constraints, the timely introduction of new processes and products, and specifically the qualification and start-up of the Company's new wafer fabrication facility, the impact of competitive products and prices, unsettled conditions in the hard disk drive market, and other risk factors described in the Company's filings with the Securities and Exchange Commission.

Financial inquiries on BENCHMARQ Microelectronics, Inc:
-------------------------------------------------------
Investor Relations
c/o Shelton Associates, Inc.
Galleria Towner I
13355 Noel Road, Suite 1345, LB83
Dallas, TX  75240
FAX: 972-774-4577
TEL: 972-239-5119
trademark: BENCHMARQ is a registered trademark of BENCHMARQ Microelectronics, Inc.